Exhibit 99.1

Ally Financial Names Scott Stengel as General Counsel

William B. Solomon, Jr. to retire in September

DETROIT – Ally Financial Inc. (NYSE: ALLY) today announced that Scott Stengel will be joining the company as the general counsel, effective May 31, 2016. Ally’s current General Counsel William B. Solomon, Jr. will retire after more than 27 years with the company, effective Sept. 30, 2016. Stengel will report to Ally Chief Executive Officer Jeffrey Brown, be based in Charlotte, N.C., and have responsibility for all legal and corporate governance matters.

“Bill has provided outstanding counsel to Ally for over two decades, and has helped guide the company through many meaningful transformation efforts in more recent years. I thank him for the service and guidance he has provided to the company during his tenure,” said Brown. “We are pleased to welcome Scott to the Ally team as Bill transitions to his retirement. Scott brings key experience in consumer finance, as well as in banking and regulatory matters to Ally as we continue to expand our product offerings. He is an accomplished leader, and he will be a great addition to our management team.”

Stengel, 44, joins Ally from Kansas City, Mo. based UMB Financial Corporation where he was the executive vice president, general counsel and corporate secretary. Prior to his time at UMB Financial, he was a partner at King & Spalding and a partner at Orrick, Herrington & Sutcliffe in Washington, D.C. He began his career as a judicial law clerk for the Honorable Douglas O. Tice, Jr. in Richmond, Va.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading U.S. financial services company. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $156.5 billion in assets as of March 31, 2016, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally

Contact:

Gina Proia

646-781-2692

gina.proia@ally.com